Exhibit 99.1

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127 USA
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Second Quarter

Fiscal Year 2012 Operating Results

SAINT PAUL, MN (May 31, 2012) — Angeion Corporation (NASDAQ: ANGN) today reported financial results for the second quarter of fiscal year 2012 ended April 30, 2012.

Second Quarter Highlights:

•	Order backlog at end of Q2 2012 approximately $700,000 higher than Q2 2011;
•	Revenues for the quarter of $6.3 million were impacted by customer requests to delay delivery of certain orders in Q2; management expects vast majority of Q2 delayed orders to be delivered in the current quarter. Revenues in the comparable quarter of fiscal 2011 were $6.8 million.
•	Service revenue improved 16% to $1.1 million, compared to $987,000 in last year’s second quarter;
•	Recurring revenue in the second quarter increased 11% to $3.2 million and accounted for approximately 52% of total revenue in the quarter;
•	Gross margin for the second quarter in line with expectations at 55.4%; and
•	Strong balance sheet with $9.3 million in cash and investments, approximately $13 million of working capital and no long-term debt.

Angeion reported revenue of $6.3 million compared to $6.8 million in the second quarter of fiscal 2011. During the quarter a number of customers requested deliveries to be delayed for a short period of time. The Company has accommodated those requests and expects to deliver the majority of the delayed orders in the current quarter. For the second quarter, domestic sales totaled $5.2 million, compared to $5.5 million in the previous year’s second quarter and international sales were $1.1 million, versus $1.3 million in last year’s comparable second quarter.

During the second quarter, equipment, supplies and accessories sales totaled $5.1 million, compared to $5.8 million during last year’s period. Service revenue increased 16% to $1.1 million, versus $987,000 in last year’s second quarter. Angeion reported net loss of $409,000, or ($0.11) per diluted share, versus net loss of $138,000, or ($0.04) per diluted share, in the comparable quarter last year.

Gross margin for the quarter was 55.4% compared to 57.2% in the second quarter of fiscal year 2011. General and administrative expenses in the second quarter of fiscal 2012 totaled $967,000 versus $937,000 in the comparable quarter last year. Management will continue to examine operating expenses going forward to ensure they remain at appropriate levels. Sales and marketing expenses were $1.9 million compared to $2.1 million in the second quarter of fiscal year 2011. Research and development costs were $870,000 compared to $902,000 in last year’s second quarter.

For the six month period the Company reported total revenues of $13.3 million compared to $13.9 million in the first half of 2011. The Company reported a net loss of $658,000, or $(0.17) per fully diluted share, compared to a net loss of $462,000, or $(0.12) per diluted share in the first half of fiscal 2011.

Gregg Lehman, Ph.D., president and chief executive officer of Angeion, said, “During the quarter we accommodated requests from a number of important customers to slightly delay deliveries, impacting revenues in the second quarter. However, delivery of those orders has commenced and we expect to deliver the majority of those delayed orders in the current quarter. We do not believe that these delays will have a material impact and we expect solid operational and financial results throughout the remainder of fiscal year 2012.”

“Orders from our GPO (group purchasing organizations) continue to be firm and we are pleased with the continued development of this important sales channel,” Dr. Lehman continued. “Another important opportunity for us in the coming years is to expand the percentage of our customer base that subscribes to long-term service contracts. We have a large installed base of users around the world that would benefit by having their MedGraphics-branded products effectively supported to maximize their “up-time” and increase the operating efficiencies. Our sales force is focused on this opportunity. On a year-to-date basis services revenues are up 17% and we are very pleased with this long-term opportunity.”

Dr. Lehman concluded, “With the recent additions of senior level executives in the sales, marketing and product development areas, we now have the full complement of our new executive management team in place. We have a number of important initiatives that will commence in terms of redefining our sales strategy and operating procedures in the coming months. Matt Margolies, our new Executive Vice President – Global Sales is tasked with molding the sales force and our day-to-day operating procedures to substantially drive sales, both domestically and internationally. Matt has extensive experience in developing business throughout the world and we look forward to his leadership in achieving a number of ambitious sales goals. On the marketing and product development side Todd Austin, our Executive Vice President – Global Marketing and Corporate Strategy, is working to make our products more competitive, particularly in international markets by reengineering a number of our products with the appropriate feature sets that will sell more successfully in those markets. I am very pleased with the make-up of this management team and I have every confidence that Angeion will be a more aggressive competitor in its respective markets. We are excited with the opportunities ahead.”

Conference Call

The Company has scheduled a conference call for Thursday, May 31, 2012 at 11:00 a.m. ET to discuss its financial results for the second quarter of fiscal year 2012.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company's website at www.angeion.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10014355, through June 7, 2012. A webcast replay of the conference call will be accessible on the Company’s website at www.angeion.com for 90 days.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand names. These cardiorespiratory product lines provide solutions for disease detection, integrated care, and wellness across the entire spectrum of health – whether managing chronic illness, promoting fitness, or training for the Olympics. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Forward Looking Statements

Press releases and other statements by Angeion may contain forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinic, and office markets; (3) remaining as a qualified provider for large group purchasing organizations, thereby ensuring continued access to our market and efficiently increasing our sales potential to expanded numbers of companies using these buying groups; (4) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (5) our ability to successfully operate our business, including successfully converting our increasing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (6) our ability to complete our software development initiatives and migrate our MedGraphics and New Leaf platforms to a next generation technology; (7) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (8) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (9) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (10) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (11) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (12) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; (13) our dependence on third-party vendors and (14) the ability of new members of our senior management to make a successful transition into their new roles and for all members of senior management to ultimately develop and implement a strategic plan. These and other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2011.

Contact:	Robert M. Wolf Angeion Corporation Chief Financial Officer (651) 484-4874	Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC (602) 889-9700 angn@lythampartners.com

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ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

April 30, 2012 and October 31, 2011

(In thousands except share and per share data)

	April 30, 2012	October 31, 2011
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$8,822	$8,461
Short-term investments	480	723
Accounts receivable, net of allowance for doubtful accounts of $32 and $96, respectively	4,077	5,958
Inventories, net of obsolescence reserve of $488 and $431, respectively	4,396	3,750
Prepaid expenses and other current assets	324	235
Total Current Assets	18,099	19,127

Property and equipment, net of accumulated depreciation of $3,861 and $3,735, respectively	451	444
Intangible assets, net	1,356	1,201
Total Assets	$19,906	$20,772

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,627	$2,022
Employee compensation	1,402	1,481
Deferred income	1,744	1,771
Warranty reserve	101	141
Other current liabilities and accrued expenses	403	221
Total Current Liabilities	5,277	5,636

Long-term Liabilities:
Long-term deferred income and other	762	817
Total Liabilities	6,039	6,453
Commitments and Contingencies	—	—
Shareholders’ Equity:
Common Stock, $0.10 par value, authorized 25,000,000 shares, 3,952,396 and 3,905,648 shares issued and 3,797,800 and 3,778,796 shares outstanding in 2012 and 2011, respectively	380	378
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	20,828	20,622
Accumulated deficit	(7,341)	(6,683)
Accumulated other comprehensive income	—	2
Total Shareholders’ Equity	13,867	14,319
Total Liabilities and Shareholders’ Equity	$19,906	$20,772

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited, in thousands except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2012	2011	2012	2011
Revenues
Equipment, supplies and accessories revenues	$5,140	$5,813	$11,116	$11,957
Service revenues	1,142	987	2,225	1,896
	6,282	6,800	13,341	13,853
Cost of revenues
Cost of equipment, supplies and accessories revenues	2,385	2,515	5,112	5,231
Cost of service revenues	416	392	766	748
	2,801	2,907	5,878	5,979

Gross margin	3,481	3,893	7,463	7,874

Operating expenses:
Selling and marketing	1,937	2,079	4,008	4,126
General and administrative	967	937	2,150	2,327
Research and development	870	902	1,736	1,663
Amortization of intangibles	109	105	217	210
	3,883	4,023	8,111	8,326

Operating loss	(402)	(130)	(648)	(452)
Interest income	—	(2)	(4)	(10)

Loss before taxes	(402)	(128)	(644)	(442)
Provision for taxes	7	10	14	20

Net loss	(409)	(138)	(658)	(462)

Other comprehensive (loss) income, net of tax
Unrealized gain(loss) on securities	(1)	—	(2)	1

Comprehensive loss	$(410)	$(138)	$(660)	$(461)

Loss per share:
Basic	$(0.11)	$(0.04)	$(0.17)	$(0.12)
Diluted	$(0.11)	$(0.04)	$(0.17)	$(0.12)

Weighted average common shares outstanding:
Basic	3,797	3,772	3,789	3,763
Diluted	3,797	3,772	3,789	3,763

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended April 30,
	2012	2011
Cash flows from (used in) operating activities:
Net loss	$(658)	$(462)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	126	129
Amortization	217	210
Stock-based compensation	183	107
Decrease in allowance for doubtful accounts	(64)	(34)
Increase (decrease) in inventory obsolescence reserve	57	(70)
Loss on disposal of equipment	—	22
Change in operating assets and liabilities:
Accounts receivable	1,945	348
Inventories	(703)	(280)
Prepaid expenses and other current assets	(89)	54
Accounts payable	(395)	201
Employee compensation	(79)	(331)
Deferred income	(98)	83
Warranty reserve	(40)	(49)
Other current liabilities and accrued expenses	182	(41)
Net cash provided by (used in) operating activities	584	(113)

Cash flows (used in )from investing activities:
Sales of investments	241	1,239
Purchase of property and equipment and intangible assets	(505)	(329)
Net cash (used in) provided by investing activities	(264)	910

Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock purchase plan	11	12
Proceeds from the exercise of stock options	40	48
Repurchase of common stock	(10)	(8)
Net cash provided by financing activities	41	52

Net increase in cash and cash equivalents	361	849

Cash and cash equivalents at beginning of period	8,461	6,943

Cash and cash equivalents at end of period	$8,822	$7,792

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